Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the registration statement on Form F-3 (the “Registration Statement”) of Leishen Energy Holding Co., Ltd. (the “Registrant”) of our report dated January 30, 2026, relating to the consolidated financial statements of Leishen Energy Holding Co., Ltd. and subsidiaries (the “Company”) as of September 30, 2025 and 2024, and for each of the three years in the period ended September 30, 2025, appearing in the Annual Report on Form 20-F of the Registrant for the year ended September 30, 2025, filed with the U.S. Securities and Exchange Commission (the “SEC”) on January 30, 2026, as amended on Form 20-F/A, filed with the SEC on April 29, 2026. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Wei, Wei & Co., LLP

Flushing, New York

June 8, 2026